NEWS RELEASE



5904 Richmond Highway
Suite 300
Alexandria, Virginia 22303
Tel:  (703) 329-9400
Fax: (703) 329-8187
www.analex.com                     Release:  IMMEDIATE
                              For:      ANALEX CORPORATION
                                        (Symbol: NLX)
Contact:  Amber Gordon
          (703) 329-9400

          ANALEX DIVESTS ADVANCED BIOSYSTEMS SUBSIDIARY

Alexandria, VA, November 17, 2004 - Analex Corporation (Amex:
NLX), a leading provider of mission-critical professional services to federal government clients, today announced that it has completed the planned divestiture of its Advanced Biosystems, Inc. (ABS) subsidiary. Advanced Biosystems is a biodefense company that conducts research and development of medical defenses against, and treatment of, biological weapons. Dr. Ken Alibek, Vice Chairman and Chief Scientist of ABS, is leading a management buyout of ABS from Analex.

     Sterling Phillips, Analex's Chairman and CEO, stated, "ABS is a developer of medical defenses for bio-terrorism agents such as anthrax and smallpox. This is a markedly different business from Analex's primary focus on providing information technology, engineering and security-related services to NASA, defense and intelligence agencies. As such, we believe the interests of both companies are best served by this divestiture. We appreciate and respect the contributions of Dr. Alibek to the security of the United States and wish him success in the future." ABS has been reported in Analex's financial statements as a discontinued operation since the quarter ended June 30, 2004.

     The management buyout group led by Dr. Alibek and C.W. Gilluly, a former director of Analex, purchased 100% of the outstanding stock of ABS for two notes totaling $1 million. One note is for $850,000, payable over five years, and the payments are contingent on the earnings of ABS. The second note is for $150,000, payable over three years, and is not contingent on ABS earnings. Accordingly, Analex will record a full reserve against both notes, recording revenue only as payments are received. For up to six months, Analex will provide ABS accounting and infrastructure support services for a fee, if such services are required.

About Analex
Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation's security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. Analex stock trades on the American Stock Exchange under the symbol NLX.
                              # # #